Exhibit 10.1

$675,000,000

CREDIT AGREEMENT

among

VERINT SYSTEMS INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.

and

DEUTSCHE BANK SECURITIES INC.,

as Co-Lead Arrangers,

LEHMAN BROTHERS INC.,

DEUTSCHE BANK SECURITIES INC.

and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Bookrunners,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

CREDIT SUISSE,

as Documentation Agent,

and

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent

Dated as of May 25, 2007

7.16	Limitation on Amendments to Acquisition Documentation	60
7.17	Limitation on Hedge Agreements	60

SECTION 8. EVENTS OF DEFAULT		61

SECTION 9. THE AGENTS		63
9.1	Appointment	63
9.2	Delegation of Duties	63
9.3	Exculpatory Provisions	63
9.4	Reliance by Agents	64
9.5	Notice of Default	64
9.6	Non-Reliance on Agents and Other Lenders	64
9.7	Indemnification	65
9.8	Agent in Its Individual Capacity	65
9.9	Successor Administrative Agent	65
9.10	Authorization to Release Liens and Guarantees	66
9.11	Other Agents	66

SECTION 10. MISCELLANEOUS		66
10.1	Amendments and Waivers	66
10.2	Notices	68
10.3	No Waiver; Cumulative Remedies	69
10.4	Survival of Representations and Warranties	69
10.5	Payment of Expenses	70
10.6	Successors and Assigns; Participations and Assignments	71
10.7	Adjustments; Set-off	73
10.8	Counterparts	74
10.9	Severability	74
10.10	Integration	74
10.11	GOVERNING LAW	74
10.12	Submission To Jurisdiction; Waivers	74
10.13	Acknowledgments	75
10.14	Confidentiality	75
10.15	Release of Collateral and Guarantee Obligations	75
10.16	Accounting Changes	76
10.17	WAIVERS OF JURY TRIAL	76
10.18	USA PATRIOT Act Notice	76

ANNEXES:

A	Commitments

SCHEDULES:

1.1A	Mortgaged Property
1.1B	Real Property
1.1C	Excluded Foreign Subsidiaries
1.1D	Excluded Domestic Subsidiaries
1.1E	Threshold Amount
4.1	Financial Disclosure
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.9	Intellectual Property
4.10	Taxes
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
6.13	Mortgages
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Reserved]
E	Form of Assignment and Acceptance
F	Form of Legal Opinion of Jones Day, counsel to the Borrower and its Subsidiaries
G-1	Form of Term Note
G-2	Form of Revolving Credit Note
G-3	Form of Swing Line Note
H	[Reserved]
I	Form of Exemption Certificate
J	Form of Borrowing Notice

CREDIT AGREEMENT, dated as of May 25, 2007, among VERINT SYSTEMS INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. (“LBI”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as co-lead arrangers (in such capacity, the “Lead Arrangers”), LBI, DBSI and CREDIT SUISSE SECURITIES (USA) LLC, as joint bookrunners (in such capacity, the “Joint Bookrunners”), DBSI, as syndication agent (in such capacity, the “Syndication Agent”), CREDIT SUISSE, as documentation agent (in such capacity, the “Documentation Agent”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Business”: the collective reference to the Target and its Subsidiaries.

“Acquired Business Historical Financial Statements”: the (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each fiscal quarter ended after the date of the most recently received audited financial statements and ended at least 45 days prior to the Closing Date.

“Acquisition”: the acquisition by the Borrower of the Target.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of February 11, 2007, among the Borrower, Acquisition Sub and the Target.

“Acquisition Documentation”: the collective reference to the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Acquisition Sub”: White Acquisition Corporation, a Delaware corporation and a wholly owned Subsidiary of the Borrower.

“Act”: as defined in Section 10.18.

“Additional Lender”: as defined in Section 2.24(a).

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Documentation Agent, the Joint Bookrunners, the Lead Arrangers and the Syndication Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

Base Rate Loans	Eurodollar Loans
1.75%	2.75%

; provided that from and after (i) receipt of Corporate Ratings from each of Moody’s and S&P (the “Requisite Ratings”) and (ii) the delivery to the Administrative Agent of the Borrower’s audited financial statements for its fiscal years ended January 31, 2005, January 31, 2006 and January 31, 2007 and all unaudited interim financial statements as would be required at such time to complete a public offering of debt securities (the “Requisite Financial Statements”), the Applicable Margin shall be based on Requisite Ratings as of such date according to the following pricing grid:

Corporate Rating (Moody’s/S&P)	Base Rate Loans	Eurodollar Loans
Ba3/BB- or better (in each case with a stable outlook or better)	1.00%	2.00%
B1/B+, Ba3/B+ or B1/BB- (in each case with a stable outlook or better)	1.25%	2.25%
B2/B, B1/B or B2/B+ (in each case with a stable outlook or better)	1.50%	2.50%
Otherwise	1.75%	2.75%

; provided, however, that if the Borrower shall not have received the Requisite Ratings and delivered the Requisite Financial Statements on or prior to the date that is nine months following the Closing Date, the Applicable Margin then in effect shall increase by 0.25%; and provided further that if the Borrower shall not have received the Requisite Ratings and delivered the Requisite Financial Statements on or prior to the date that is fifteen months following the Closing Date, the Applicable Margin then in effect shall increase by an additional 0.25%. Any such increase in the Applicable Margin shall remain in effect until such time as the Requisite Ratings have been received by the Borrower and the Requisite Financial Statements have been delivered to the Administrative Agent at which time any such increase shall cease to be in effect.

“Application”: an application or letter of credit issuance request, in such customary form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 7.5 other than Dispositions made pursuant to paragraphs (g), (h) or (i) thereof) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $3,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignor”: as defined in Section 10.6(c).

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.4, the aggregate principal amount of Swing Line Loans then outstanding shall be deemed to be zero.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Telerate Page 5 (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Telerate page 5), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Historical Financial Statements”: the Borrower’s internal, unaudited consolidated balance sheets, income statements, results of operations and statements of cash flows, as of and for the fiscal years ended January 31, 2005, January 31, 2006 and January 31, 2007 and the fiscal quarters ended on each subsequent quarter-end date since January 31, 2006 which is more than 45 days prior to the Closing Date.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets (including capitalized software) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (i) with respect to the Borrower or any of its Subsidiaries, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such securities generally; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (ii) with respect to any Foreign Subsidiaries, the approximate equivalent of any of clauses (i)(a) through (g) above in any jurisdiction in which any such subsidiary is organized or engages in material operations.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent and its Affiliates, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower; or (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.

“Closing Date”: May 25, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”:  1/2 of 1% per annum.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated April 2007 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Borrower, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) losses relating to Hedge Agreements, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (g) any other non-cash charges, and (h) expenses and charges incurred or taken prior to April 30, 2008 in connection with the Acquisition, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) gains relating to Hedge Agreements and (d) any other non-cash income, all as determined on a consolidated basis; provided that for purposes of calculating the Consolidated Leverage Ratio, Consolidated EBITDA of the Borrower and its Subsidiaries for the quarterly periods ended (i) October 31, 2006 and January 31, 2007 shall be deemed to be $24,700,000 and $30,500,000, respectively, and (ii) April 30, 2007 shall be the Consolidated EBITDA of the Borrower and its Subsidiaries for such quarterly period plus the Consolidated EBITDA of the Acquired Business for its quarterly period ended March 31, 2007.

“Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets”: of any Person at any date, all assets that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness of the types described in clause (a) and clause (e) of the definition thereof owing by the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP minus (b) cash listed on the consolidated balance sheet and Cash Equivalents of the Borrower and its Subsidiaries at such date (x) to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Subsidiaries is a party and (y) in an aggregate amount not to exceed $100,000,000.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director of the Borrower, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by more than 50% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corporate Rating”: (a) with respect to Moody’s, the “Corporate Family Rating” of the Borrower and (b) with respect to S&P, the “Corporate Rating” of the Borrower.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“De Minimus Excluded Foreign Subsidiary”: any Excluded Foreign Subsidiary having total assets with an aggregate value of less than $2,000,000.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the preamble hereto.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“ECF Percentage”: with respect to any fiscal year of the Borrower, 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the relevant fiscal year is less than 3.50 to 1.00 and (ii) 0% if the Consolidated Leverage Ratio for the period of four consecutive fiscal quarters ending on the last day of the relevant fiscal year is less 2.50 to 1.00.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability” means any liability, loss, damage, cost and expense, fine, penalty, sanction and interest incurred as a result of any claim or demand by any Governmental Authority or any third party resulting from or related to Materials of Environmental Concern.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“Equity Financing”: the issuance of perpetual preferred stock of the Borrower to Parent in exchange for cash proceeds in an aggregate amount equal to not less than $293,000,000 pursuant to the terms of the Security Purchase Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net liability increase during such fiscal year (if any) in deferred tax accounts of the Borrower minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) all prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year, (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net liability decrease during such fiscal year (if any) in deferred tax accounts of the Borrower, (viii) any Reinvestment Deferred Amounts outstanding prior to the applicable Reinvestment Prepayment Date and (ix) amounts paid in cash during such fiscal year pursuant to transactions described in Section 7.6(c), (d) or (e).

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Domestic Subsidiary”: each Domestic Subsidiary listed on Schedule 1.1D. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall only be obligated to cause any Excluded Domestic Subsidiary that has or is required to maintain a Federal security clearance (a “Cleared Subsidiary”) to comply with covenants in the Loan Documents otherwise applicable to Subsidiaries to the extent the Borrower is reasonably able to do so, without adversely impacting such Cleared Subsidiary’s Federal security clearance.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary other than a Foreign Subsidiary treated for U.S. federal income tax purposes as a pass-through entity such that its income is, for U.S. federal income tax purposes, treated as income of the Borrower or a Domestic Subsidiary; provided that notwithstanding the foregoing, the Foreign Subsidiaries listed on Schedule 1.1C shall be deemed to be Excluded Foreign Subsidiaries.

“Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Incremental Amendment”: as defined in Section 2.24(a).

“Incremental Facility Closing Date”: as defined in Section 2.24(a).

“Incremental Term Loans”: as defined in Section 2.24(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities other than those securing only trade payables or non-financial performance obligations, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (i) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the first Business Day after the last day of each January, April, July, October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and or any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or the Term Loan Maturity Date, as the case may be, shall end on the Revolving Credit Termination Date or Term Loan Maturity Date, as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”: as defined in Section 7.8.

“Issuing Lender”: Deutsche Bank Trust Company Americas and such other Revolving Credit Lenders from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

“Joint Bookrunners”: as defined in the preamble hereto.

“L/C Commitment”: $20,000,000.

“L/C Fee Payment Date”: the first Business Day after the last day of each January, April, July and October, and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

“Lead Arrangers”: as defined in the preamble hereto.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any similar security arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Material Adverse Effect”: a material adverse change in or an event or occurrence materially and adversely affecting (a) the business, assets, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents and the Lenders hereunder or thereunder; provided that for purposes of the initial extensions of credit and all representations and warranties made on the Closing Date, “Material Adverse Effect” shall mean only a development or circumstance that has caused or could reasonably be expected to cause (i) a Company Material Adverse Effect (as defined in the Acquisition Agreement) or (ii) a material adverse condition or material adverse change in or affecting the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agents and the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1A, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in such form or forms as such Loan Party and the Administrative Agent shall agree.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, broker’s fees and commissions, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Note”: any promissory note evidencing any Loan.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”: Comverse Technology, Inc., a New York corporation.

“Participant”: as defined in Section 10.6(b).

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Permitted Acquisition”: an acquisition or any series of related acquisitions by the Borrower or any of its Subsidiaries (including any merger where the Borrower or any of its Subsidiaries is the surviving entity) of (a) all or substantially all of the assets or a majority of the outstanding voting Capital Stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Permitted Acquisition Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in pursuant to Section 7.15, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) for any acquisition for an aggregate consideration greater than $10,000,000, the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, both at the time of the proposed acquisition and after giving effect to the acquisition on a pro forma basis, the Borrower is in compliance with the covenant set forth in Section 7.1, (iii) for any acquisition for an aggregate consideration greater than $10,000,000, the Administrative Agent shall have received (A) a description of the material terms of such acquisition, (B) upon request, audited financial statements (or, if unavailable, management-prepared financial statements) of the Permitted Acquisition Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date for which financial statements are readily available and (C) upon request, consolidated projected income statements of the Borrower and its Subsidiaries (giving effect to such acquisition), all in form and substance reasonably satisfactory to the Administrative Agent, (iv) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors or similar governing body and/or shareholders or other equity holders of the Permitted Acquisition Target and (v) the aggregate consideration (including without limitation earn-outs or deferred compensation or non-competition arrangements actually paid and the amount of Indebtedness assumed by the Borrower or any of its Subsidiaries, but excluding consideration in the form of Capital Stock of the Borrower or the proceeds from the issuance of Capital Stock of the Borrower) paid by the Borrower and its Subsidiaries for all acquisitions (other than the Acquisition) made during any fiscal year of the Borrower shall not exceed $150,000,000; provided that 50% of such amount permitted, but not utilized for Permitted Acquisitions, in any fiscal year of the Borrower may be carried forward to be incurred in the next succeeding fiscal year of the Borrower; provided further that such aggregate annual limitation shall cease to be in effect at any time when the Consolidated Leverage Ratio as at the last day of the most recent fiscal quarter for which the Borrower’s consolidated financial statements have been delivered hereunder and after giving pro forma effect to any incurrence thereof is less than 3.00 to 1.00.

“Permitted Acquisition Indebtedness”: Indebtedness of a Permitted Acquisition Target that is not incurred by such Permitted Acquisition Target, the Borrower or any Subsidiary in contemplation of (or in connection with) a Permitted Acquisition, including any obligations under agreements providing for earn outs, deferred purchase price, indemnification, adjustment of purchase price or similar obligations, or from Guaranty Obligations or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions.

“Permitted Acquisition Target”: as defined in the definition of Permitted Acquisition.

“Permitted Refinancing”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness; provided that:

(i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

(ii) such Indebtedness has a final maturity date no earlier than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(iii) such Indebtedness is incurred by the obligor (or obligors) on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Balance Sheet”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries in excess of $3,000,000.

“Refunded Swing Line Loans”: as defined in Section 2.7.

“Refunding Date”: as defined in Section 2.7.

“Requisite Financial Statements”: as defined in the definition of “Applicable Margin”.

“Requisite Ratings”: as defined in the definition of “Applicable Margin”.

“Register”: as defined in Section 10.6(d).

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in, or otherwise reinvest in, its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in, or otherwise reinvest in, the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire or repair assets useful in, or otherwise reinvest in, the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Required Prepayment Lenders”: the Majority Facility Lenders in respect of the Term Facility.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, vice president of corporate finance or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or vice president of corporate finance of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Credit Commitments is $25,000,000.

“Revolving Credit Commitment Increase”: as defined in Section 2.24(a).

“Revolving Credit Commitment Increase Lender”: as defined in Section 2.24(a).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: as defined in Section 2.4.

“Revolving Credit Note”: as defined in Section 2.6.

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving

Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”: May 25, 2013.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“S&P”: Standard & Poor’s Ratings Services.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Purchase Agreement”: means the Securities Purchase Agreement, dated as of May 25, 2007, between the Borrower and the Parent.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Specified Representations”: the representations and warranties set forth in Sections 4.4, 4.5, 4.11, 4.14 and 4.19, as such representations and warranties relate to the Acquired Business.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.

“Swing Line Commitment”: the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swing Line Lender”: Lehman Commercial Paper Inc., in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”: as defined in Section 2.6.

“Swing Line Note”: as defined in Section 2.8.

“Swing Line Participation Amount”: as defined in Section 2.7.

“Syndication Agent”: as defined in the preamble hereto.

“Target”: Witness Systems, Inc., a Delaware corporation.

“Term Loan”: as defined in Section 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Term Loan Commitments is $650,000,000.

“Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date”: May 25, 2014.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s

Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Note”: as defined in Section 2.8.

“Threshold Amount”: the amount set forth on Schedule 1.1E.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transferee”: as defined in Section 10.15.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Loan Commitments. Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2 Procedure for Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the

Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.3 Repayment of Term Loans. The Term Loan of each Term Loan Lender shall mature in 28 consecutive installments, commencing on the first Business day after July 31, 2007 and thereafter on the first Business Day after the last day of each January, April, July and October and on the Term Loan Maturity Date, each of which shall be in an amount equal to such Lender’s Term Loan Percentage multiplied by (i) 0.25%, in the case of the first 27 installments and (ii) 93.25%, in the case of the final installment, of the aggregate principal amount of Term Loans made on the Closing Date (in each case, as such amount may be reduced by prepayments made pursuant to Section 2.11 or 2.12).

2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans). Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that the Swing Line Lender may request, on behalf of the Borrower, borrowings of Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to Section 2.7. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of Swing Line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be Base Rate Loans only.

(b) The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan. The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 10.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, or Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively (a “Term Note”, or “Revolving Credit Note” or Swing Line Note”, respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit on the Closing Date.

2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first Business Day after the last day of each January, April, July and October and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Agents the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Agents.

2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. A notice of termination of the Revolving Credit Commitments delivered by the Borrower to the Administrative Agent may be revoked by the Borrower by written notice to the Administrative Agent on or prior to the date specified for the termination of the Revolving Credit Commitments.

2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), then not later than the next Business Day following such incurrence, the Term Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such or incurrence.

(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, not later than the next Business Day following the receipt by the Borrower or such Subsidiary of such Net Cash Proceeds, the Term Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided that (i) any such prepayment shall only be required with the aggregate amount of Net Cash Proceeds from any Asset Sale or Recovery Event received in any fiscal year of the Borrower in excess of $1,000,000 and (ii) notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount (or, in the case of a Reinvestment Prepayment Date described in clause (b) of the definition thereof with respect to only a portion of the relevant Reinvestment Deferred Amount, an amount equal to such portion) with respect to the relevant Reinvestment Event. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending January 31, 2008 (it being understood that for purposes of this Section 2.12(c), the amount of Excess Cash Flow for the fiscal year ending January 31, 2008 shall be determined solely with respect to the period after April 30, 2007), there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Term Loans shall be prepaid by an amount equal to the ECF Percentage of such Excess Cash Flow. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least one Business Day prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular

Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided, that if the Borrower shall fail to give any such required notice as described above, or notify the Administrative Agent of an intent to convert any such Eurodollar Loan to a Base Rate Loan, at least three Business Days prior to the expiration of the then current Interest Period, at the end of such Interest Period, such Loan shall be continued automatically as a Eurodollar Loan with a three-month Interest Period (unless the then final scheduled termination or maturity date for the relevant Facility would be prior to the end of such three-month Interest Period or such continuation is not permitted pursuant to the following proviso, in which case such Loan shall, absent the consent of the Administrative Agent to the contrary (which may be given or withheld in its sole discretion) then be converted automatically to a Base Rate Loan); and provided, further, that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)(i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2%

(or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which it agrees to do upon the circumstances given rise to the initial notice no longer existing), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each prepayment of the Term Loans pursuant to Section 2.11 or Section 2.12 shall be applied first, to the installments thereof which are scheduled to mature in the 24-month period following such prepayment and second, to remaining installments thereof pro rata according to the outstanding principal amounts thereof. Each payment on account of principal of the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans in the order of the scheduled maturities of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made first, to Base Rate Loans under such Facility and second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by the Borrower after 1:00 P.M., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax with respect to Excluded Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document in such jurisdiction) (collectively, “Excluded Taxes”). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Agent’s or such Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Agent or such Lender at the time such Agent or such Lender becomes a party to this Agreement, except to the extent that such Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a); provided further that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit I and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If a Lender determines, in its sole discretion, that it has received a refund of Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall within 180 days from the date of its determination that the Borrower is entitled to a refund pay over the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender (including any taxes imposed with respect to such refund) as determined by such Lender in good faith and in its sole discretion, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon request of such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus applicable interest imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns to the Borrower or any other person.

(g) Each Lender that is a “U.S. Person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent, on or before the date such Lender becomes a party to this Agreement, two copies of Internal Revenue Service Form W-9 or any successor or other form prescribed by the Internal Revenue Service.

2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than for lost profits) or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase”), provided that (i) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below (including, in the case of any Incremental Term Loan, after giving effect thereto), no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with the covenant set forth in Section 7.1 determined on a pro forma basis as of the date of the making of such Incremental Term Loan or Revolving Credit Commitment Increase and the last day of the most recent fiscal quarter for which financial statements have been delivered hereunder, in each case, as if such Incremental Term Loans or Revolving Credit Commitment Increases, as applicable, had been outstanding on the last day of such fiscal quarter for testing compliance therewith. Each tranche of Incremental Term Loans and each Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $20,000,000 (provided that such amount may be less than $20,000,000 if (x) such amount represents all remaining availability under the limit set forth in the next sentence or (y) if otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Credit Commitment Increases shall not exceed $50,000,000. The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date and (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments, it being understood that mandatory prepayments shall be applied ratably to the Incremental Term Loans based on the aggregate principal amount of Term Loans and Incremental Term Loans then outstanding and in accordance with the terms of Section 2.12 except to the extent the terms of the relevant Incremental Amendment (as defined below) shall provide that such Incremental Term Loans shall not be subject to mandatory prepayments or be prepaid at a rate or percentage less than is otherwise applicable to prepayments of Term Loans pursuant to Section 2.12), provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof. Each notice from the Borrower pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Credit Commitment Increases. Incremental Term Loans may be made, and Revolving Credit Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Credit Commitment Increases if such consent would be required under Section 10.06 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Credit Commitment Increases shall become Commitments (or in the case of a Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an

“Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed (in the case of such amendment to this Agreement) by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 5.2 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower may use the proceeds of the Incremental Term Loans and Revolving Credit Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Revolving Credit Commitment Increases, unless it so agrees. Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Credit Commitment Increase (each a “Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Credit Commitment (including each such Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders with Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.24 shall supersede any provisions in 10.01 to the contrary.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Letters of Credit may be standby Letters of Credit or trade Letters of Credit, as specified in the applicable Application.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of  1/4 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i)

any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender, by the next Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made, pursuant to Section 2.5, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at January 31, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and related statement of income, a copy of which has heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. Except as described on Schedule 4.1, the Pro Forma Balance Sheet has been prepared in good faith based upon estimates and assumptions believed to be reasonable as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at January 31, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date. Notwithstanding anything to the contrary herein, the Pro Forma Balance Sheet has been prepared using financial information and results with respect to the Acquired Business as if the financial information and results for the Target’s fiscal year ended December 31, 2006 instead pertained to the twelve month period ended January 31, 2007.

(b) The Borrower Historical Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, except as described on Schedule 4.1, present fairly the consolidated financial condition and results of operations of the Borrower as at such dates and for the periods then ended in all material respects (subject to normal year-end audit adjustments, as applicable). Except as described on Schedule 4.1, all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the chief financial officer of the Borrower and disclosed therein). As of the date hereof, other than in respect of matters described on Schedule 4.1, the Borrower and its Subsidiaries do not have any material Guarantee Obligations, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent annual financial statements referred to in this paragraph or the Acquired Business Historical Financial Statements. During the period from January 31, 2007 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property.

4.2 No Change. Since January 31, 2007 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are applicable under the law of such jurisdiction), except with respect to the good standing of its Foreign Subsidiaries that do not constitute a material portion of the business of the Borrower and its Subsidiaries, taken as a whole, and where such failure to be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (to the extent such concepts are applicable under the law of such jurisdiction) where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, in the case of the Borrower and Acquisition Sub, to consummate the Acquisition and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, in the case of the Borrower and Acquisition Sub, to consummate the Acquisition and, in the case of the

Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the consummation of the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.20, (iii) filings required under the Exchange Act in respect of the Acquisition and the transactions contemplated hereby, (iv) consents, authorizations, filings and notices related to the Acquisition, the failure to obtain or deliver, as the case may be, would not reasonably be expected to have a Material Adverse Effect and (v) consents, authorizations, filings and notices required under the laws of the jurisdiction of organization of any Foreign Subsidiary in respect of the grant of a security interest in respect of its Capital Stock pursuant to the Guarantee and Collateral Agreement. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the consummation of the Acquisition, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries (other than with respect to the Acquisition, as could not reasonably be expected to have a Material Adverse Effect) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 No Material Litigation. Except as described on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material tangible Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. Except as described on Schedule 4.9, the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted in all material respects. Except as described on Schedule 4.9, no material claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the

Borrower know of any valid basis for any such claim, in each case, that could reasonably be expected to have a material adverse effect on the value of any material Intellectual Property owned by the Borrower or such Subsidiary. Except as described on Schedule 4.9, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the Intellectual Property rights of any Person in any material respect.

4.10 Taxes. Except as described on Schedule 4.10, each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal and state income tax returns and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed (other than Liens permitted under Section 7.3(a)), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be).

4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13 ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any applicable Plan that is not a Multiemployer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred other than pursuant to a standard termination under Title IV of ERISA, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower and remains in force, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any

Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than warrants, options, restricted stock units, restricted stock, phantom stock units, stock appreciation rights or other similar securities or rights granted to current or former employees, officers, consultants or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

4.16 [Reserved].

4.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits and (iv) reasonably believe that: each of their required Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its

Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18 Accuracy of Information, etc. Except as described on Schedule 4.1, no statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, when considered as a whole. Except as described on Schedule 4.1, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The representations and warranties of the Borrower and Acquisition Sub contained in the Acquisition Documentation are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). As of the date hereof and except as described on Schedule 4.1, there is no fact known to any Responsible Officer that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in other documents, certificates and statements furnished by the Loan Parties to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock represented by certificates described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are duly completed and filed in the offices specified on Schedule 4.19(a) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3) , in each case to the extent security interests in such Collateral may be perfected by delivery of such certificates representing Pledged Stock or such filings.

(b) Each of the Mortgages (when duly executed and delivered) shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of any Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b) or 6.13), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or Section 7.3). Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its domestic Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

4.20 Solvency. As of the Closing Date, each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21 Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Acquisition Documentation including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary (other than any Excluded Foreign Subsidiary or any Subsidiary of an Excluded Foreign Subsidiary).

(b) Acquisition, etc. The following transactions shall have been consummated (or shall be consummated substantially concurrently with the initial extensions of credit hereunder):

(i) the Acquisition, in accordance with the terms of the Acquisition Agreement, without any waiver, modification or amendment thereof that is materially adverse to the Lenders (as reasonably determined by the Joint Bookrunners), unless consented to by the Joint Bookrunners; and

(ii) the Equity Financing, on terms and conditions reasonably satisfactory to the Joint Bookrunners.

(c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and related statement of income, (ii) the Acquired Business Historical Financial Statements and (iii) the Borrower Historical Financial Statements (which shall be accompanied by a certificate from the chief financial officer of the Borrower stating that such Borrower Historical Financial Statements, except as described in Schedule 4.1, fairly present in all material respects the consolidated financial condition and results of operations of the Borrower as at such dates and for the periods then ended).

(d) Material Adverse Effect. Since September 30, 2006 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Projections. The Lenders shall have received business projections for the Borrower and its Subsidiaries, on a consolidated basis and giving pro forma effect to the transactions contemplated hereby, for the period from the Closing Date through 2015.

(g) Solvency Certificate. The Lenders shall have received a certificate from the chief financial officer of the Borrower documenting the Solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving pro forma effect to the transactions contemplated hereby.

(h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or which are subject to payoff arrangements reasonably satisfactory to the Administrative Agent.

(i) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(j) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Jones Day, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F; and

(ii) the legal opinion of local counsel to the Borrower in Nevada.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and shall be addressed to the Administrative Agent and the Lenders.

(k) Pledged Stock; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank reasonably satisfactory to the Administrative Agent) by the pledgor thereof, or the Borrower shall have made arrangements reasonably satisfactory to the Administrative Agent to deliver such items after the Closing Date.

(l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 7.3), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

(n) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (other than pursuant to Section 3.5 or a continuation or conversion of a Loan in accordance with the terms of this Agreement) requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date (other than with respect to the making of the Term Loans on the Closing Date, the representations and warranties contained in Sections 4.2 and 4.6) as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date); provided that the only representations and warranties relating to the Acquired Business the accuracy of which shall be a condition precedent to the making of the Term Loans on the Closing Date shall be (i) representations and warranties made by or with respect to the Acquired Business in the Acquisition Agreement and (ii) the Specified Representations.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date (other than with respect to the making of the Term Loans on the Closing Date, as a result of the representations and warranties contained in Sections 4.2 and 4.6 not being true and correct on the Closing Date).

Each borrowing (other than pursuant to Section 3.5 or a continuation or conversion of a Loan in accordance with the terms of this Agreement) by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (on behalf of the Lenders):

(a) promptly after available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; provided that in lieu of delivering the financial statements described above for any fiscal year of the Borrower ending during the 24-month period following the Closing Date, the Borrower shall nevertheless be in compliance with this Section 6.1(a) if the Borrower delivers its internal unaudited financial statements, in a form reasonably consistent with the Borrower Historical Financial Statements delivered for the fiscal year of the Borrower ended January 31, 2007; and

(b) promptly after available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ended April 30, 2007, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated (except, until such time as clause (ii) of the definition of “Applicable Margin” has been satisfied, with respect to the impact of matters disclosed on Schedule 4.1) in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects (except, until such time as clause (ii) of the definition of “Applicable Margin” has been satisfied, with respect to the impact of matters disclosed on Schedule 4.1) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent (on behalf of the Lenders):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a) (other than pursuant to the proviso thereto), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants customarily cover in such certificates pursuant to their professional standards and customs of the profession); provided that any financial statements delivered pursuant to the proviso of Section 6.1(a) shall be accompanied by a certificate from the Chief Financial Officer of the Borrower stating that such financial statements fairly present in all material respects (except, until such time as clause (ii) of the definition of “Applicable Margin” has been satisfied, with respect to the impact of matters disclosed on Schedule 4.1) the consolidated financial position and results of operations on the Borrower as at such date and for the period then ended;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any U.S.-registered Intellectual Property (other than applications which will not be published in 18 months) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

(c) promptly after available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, promptly after available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending July 31, 2008, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year; and

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower generally sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC.

As to any information contained in materials furnished pursuant to Section 6.2(e), the Borrower shall not be separately required to furnish such information under paragraph (a), (b) or (d)

above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in paragraphs (a), (b) and (d) above at the times specified therein. Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(a), (b), (d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4 Conduct of Business and Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law (including, without limitation ERISA and all applicable Environmental Laws), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. (a) Keep all material Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and representatives of any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that (i) unless an Event of Default shall have occurred an be continuing, the Administrative Agent shall not have the right to make visits or inspections on more than one occasion during any fiscal quarter and (ii) no more than two visits by the Administrative Agent or the representative of any Lender shall be at the expense of the Borrower in any fiscal year.

6.7 Notices. Promptly give notice to the Administrative Agent (on behalf of the Lenders) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries (and in the case of any such default or event of default other than by the Borrower or any of its Subsidiaries, which the Borrower has actual knowledge of) or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding directly affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $10,000,000 or more not covered by insurance, (ii) that is material and in which injunctive or similar relief is sought against the Borrower or any Subsidiary and could reasonably be expected to be granted or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan that is a Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan on the assets of the Borrower or any withdrawal by the Borrower or any Commonly Controlled Entity from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or Multiemployer Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 [Reserved].

6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the outstanding Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

6.10 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (w) any interest in real property or any Property described in paragraph (c) of this Section, (x) any Property subject to a Lien permitted by Section 7.3(g), (y) Property acquired by an Excluded Domestic Subsidiary and (z) Property acquired by or equity interests in an Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property (to the extent such Property is of a type that would constitute Collateral as described in the Guarantee and Collateral Agreement) and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject, except in the case of the pledge of any Subsidiary Capital Stock, to Liens permitted by Section 7.3) in such

Property (to the extent required by Guarantee and Collateral Agreement), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee simple interest in any real property having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any such real property owned by an Excluded Domestic Subsidiary, an Excluded Foreign Subsidiary or subject to a Lien permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by the Borrower or any of its Subsidiaries (other than by an Excluded Domestic Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest (subject, except in the case of the pledge of any Subsidiary Capital Stock, to Liens permitted by Section 7.3) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary to the extent required by the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary (other than any De Minimus Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries) (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.12 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses. The proceeds of the Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be used for general corporate purposes.

6.13 Mortgages. The Borrower will use its commercially reasonable efforts to deliver within 60 days of the Closing Date (or such longer period as the Administrative Agent may agree to) Mortgages in favor the Administrative Agent for the benefit of the Secured Parties covering the real property listed on Schedule 6.13, together with such other items requested by the Administrative Agent as are listed in Section 6.10(b)(ii) and (iii) with respect to such real property.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
July 31, 2007	6.00 to 1.00
October 31, 2007	6.00 to 1.00
January 31, 2008	5.50 to 1.00
April 30, 2008	5.50 to 1.00

July 31, 2008	5.50 to 1.00
October 31, 2008	5.50 to 1.00
January 31, 2009	4.50 to 1.00
April 30, 2009	4.50 to 1.00
July 31, 2009	4.50 to 1.00
October 31, 2009	4.50 to 1.00
January 31, 2010	3.50 to 1.00
April 30, 2010	3.50 to 1.00
July 31, 2010	3.50 to 1.00
October 31, 2010	3.50 to 1.00
January 31, 2011	2.50 to 1.00
April 30, 2011	2.50 to 1.00
July 31, 2011	2.50 to 1.00
October 31, 2011	2.50 to 1.00
January 31, 2012 and thereafter	2.00 to 1.00

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding and any Permitted Refinancing thereof;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any Permitted Refinancing thereof;

(e) Guarantee Obligations of the Borrower or any of its Subsidiaries in respect of Indebtedness permitted under this Section 7.2;

(f) Indebtedness of any Subsidiary which is not a Subsidiary Guarantor to any other Subsidiary which is not a Subsidiary Guarantor;

(g) Indebtedness of any Subsidiary which is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor to the extent constituting Investments in such Subsidiary permitted under Section 7.8(i) or (n);

(h) Indebtedness incurred to finance deferred insurance premiums in the ordinary course of business;

(i) Indebtedness of any Subsidiary which is not a Subsidiary Guarantor in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(j) unsecured or subordinated Indebtedness of the Borrower having no scheduled principal payments or prepayments prior to the Term Loan Maturity Date incurred in connection with Permitted Acquisitions and any Permitted Refinancing thereof; provided that at the time of the incurrence of such Indebtedness (i) no Default or Event of Default exists or will exist after giving effect to incurrence of such Indebtedness of the use of proceeds thereof and (ii) the Borrower would be in compliance with the covenant set forth in Section 7.1 determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Borrower’s consolidated financial statements have been delivered hereunder; provided further that the sum of (i) the aggregate amount of Indebtedness incurred to finance Permitted Acquisitions of entities which are not or do not become Subsidiary Guarantors, after giving effect to any such Permitted Acquisition and (ii) the aggregate amount of Permitted Acquisition Indebtedness of Subsidiaries that are not Subsidiary Guarantors, shall not exceed $25,000,000; provided further that such aggregate annual limitation shall be increased to $50,000,000 at any time when the Consolidated Leverage Ratio as at the last day of the most recent fiscal quarter for which the Borrower’s consolidated financial statements have been delivered hereunder and after giving pro forma effect to any incurrence or assumption of such Indebtedness is less than 3.00 to 1.00;

(k) Permitted Acquisition Indebtedness and any Permitted Refinancing thereof provided that, the sum of (i) the aggregate amount of Indebtedness of the Borrower incurred to finance Permitted Acquisitions of entities which are not or do not become Subsidiary Guarantors, after giving effect to any such Permitted Acquisition and (ii) the aggregate amount of Permitted Acquisition Indebtedness of Subsidiaries that are not Subsidiary Guarantors, shall not exceed $25,000,000 in any fiscal year of the Borrower; provided further that such aggregate annual limitation shall be increased to $50,000,000 at any time when the Consolidated Leverage Ratio as at the last day of the most recent fiscal quarter for which the Borrower’s consolidated financial statements have been delivered hereunder and after giving pro forma effect to any incurrence or assumption of such Indebtedness is less than 3.00 to 1.00;

(l) Indebtedness under Hedge Agreements;

(m) Indebtedness arising under any performance or surety bond or arising under any indemnity agreement relating thereto entered into in the ordinary course of business;

(n) Indebtedness in respect of overdraft or similar facilities incurred in the ordinary course of business in connection with deposit accounts; and

(o) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) Liens of landlords arising by statute, inchoate, statutory or construction liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) pledges or deposits to secure the performance of or in connection with bids, contracts (other than for borrowed money), sales, leases, statutory obligations, surety appeal, customs bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition or improvement of fixed or capital assets, provided that (i) such Liens shall be created within 90 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, and (iii) the principal amount of Indebtedness secured thereby is not increased;

(h) Liens securing Indebtedness permitted pursuant to Section 7.2(k); provided that (i) any such Lien may not extend to any other property of the Borrower or any other Subsidiary that is not a Subsidiary of such Person and (ii) that any such Lien was not created in anticipation of or in connection with the Permitted Acquisition pursuant to which such Person became a Subsidiary of the Borrower;

(i) Liens securing subordinated Indebtedness of the Borrower incurred pursuant to Section 7.2(j) and subject to intercreditor arrangements satisfactory to the Administrative Agent;

(j) Liens created pursuant to the Security Documents;

(k) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(l) any Lien securing a Permitted Refinancing of Indebtedness secured by any Lien permitted by paragraph (f), (g), (h) or (i) above;

(m) Liens arising out of judgments or awards not constituting an Event of Default under Section 8(h);

(n) Liens securing Indebtedness incurred to finance deferred insurance premiums permitted under paragraph (h) of Section 7.2, provided that such Liens shall be permitted only with respect to unearned premiums and dividends which may become payable under the relevant insurance policies and loss payments which reduce the unearned premiums under such insurance policies;

(o) any Lien constituting a right of set-off, revocation, refund or chargeback under a deposit agreement or under the Uniform Commercial Code of a bank or other financial institution where deposits are maintained by the Borrower or any Subsidiary;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(q) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a)(i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) promptly after the consummation such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith) and (ii) any Subsidiary that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary which is not a Subsidiary Guarantor;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor or, in the case of any Subsidiary that is not a Subsidiary Guarantor, to any other Subsidiary (and, in any such case, liquidate, wind up or dissolve in connection therewith);

(c) any Permitted Acquisition may be structured as a merger with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary (provided that if such Subsidiary is a Subsidiary Guarantor the surviving corporation of any such merger shall be or promptly become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith); and

(d) any Disposition of a Subsidiary permitted by Section 7.5 may be made in the form of a merger.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property that the Borrower (or any Subsidiary of the Borrower) reasonably determines is no longer useful in its business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor or in the case of any Subsidiary that is not a Subsidiary Guarantor, to any other Subsidiary;

(e) the sale, lease or transfer of Property or assets from (i) a Loan Party to another Loan Party; provided that promptly after any such sale, lease or transfer, all actions required by the Administrative Agent shall be taken to insure the continued perfection and priority of the Liens created by the Security Documents on such property and assets, or (ii) from a Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary;

(f) discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof;

(g) the Disposition of other assets having a fair market value not to exceed 5% of the Consolidated Total Assets of the Borrower in the aggregate for any fiscal year of the Borrower;

(h) any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

(i) Dispositions resulting from any taking or condemnation of any property of the Borrower or any of its Subsidiaries;

(j) the lease or sublease of Real Property not constituting a sale and leaseback; and

(k) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

provided, that, with respect to paragraphs (a), (b) and (g) above, at least 75% of the consideration received therefor by such Loan Party shall be in the form of cash or Cash Equivalents.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)(i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary that is not a Subsidiary Guarantor may make Restricted Payments to any other Subsidiary;

(b) the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c) the Borrower may purchase the Borrower’s common stock, common stock options, restricted stock, restricted stock units and similar securities from present or former officers, directors or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer, director or employee, provided that the aggregate amount of payments made pursuant to this paragraph (c) (net of any proceeds received by the

Borrower in connection with resales of any common stock, common stock options, restricted stock, restricted stock units and similar securities) shall not exceed $5,000,000;

(d) the Borrower may make Restricted Payments in connection with the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Borrower upon or in connection with the exercise or vesting of warrants, options, restricted stock units or similar rights if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting;

(e) the Borrower may make cash payments (i) solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, restricted stock units or other securities convertible into our exchangeable for Capital Stock of the Borrower; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 7.6 and (ii) to officers, directors, employees and consultants in respect of phantom stock, to the extent considered a Restricted Payment; and

(f) any non-wholly owned Subsidiary may, to the extent a Restricted Payment is made to the Borrower or another Subsidiary under this Section 7.6, make Restricted Payments to its other shareholders on a pro rata basis.

7.7 [Reserved]

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b), (e), (f), (g) or (i);

(d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $1,000,000 at any one time outstanding;

(e) the Acquisition;

(f) Investments in the Borrower’s business made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by (i) the Borrower or any of its Subsidiaries in the Borrower or any Subsidiary Guarantor or (ii) any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(h) Investments in connection with Permitted Acquisitions (including the formation of Subsidiaries in connection therewith);

(i) Investments by the Borrower and its Subsidiaries in Subsidiaries that are not Subsidiary Guarantors in an aggregate amount (valued at cost) not to exceed $15,000,000 during the term of this Agreement plus (ii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received by the Borrower or any of its Subsidiaries in cash in respect of any such Investment (which in each case, shall not exceed the amount of such Investment (valued at cost) at the time such Investment was made);

(j) any Investment made as a result of the receipt of non-cash consideration for a Disposition that was made pursuant to and in compliance with Section 7.5;

(k) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(l) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(m) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries; and

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed (i) $15,000,000 during the term of this Agreement plus (ii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received by the Borrower or any of its Subsidiaries in cash in respect of any such Investment (which in each case, shall not exceed the amount of such Investment (valued at cost) at the time such Investment was made).

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease any Indebtedness incurred pursuant to Section 7.2(j) or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (other than any Permitted Refinancing) or (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Indebtedness incurred pursuant to Section 7.2(j) which would reduce the maturity thereof to a date prior to the Term Loan Maturity Date

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. However, for the avoidance of doubt, transactions pursuant to, or contemplated by, the Securities Purchase Agreement shall not be prohibited by this (or any other) Section of this Agreement.

7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than January 31 or change the Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its material Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens (or any Permitted Refinancing in respect thereof) or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and in the case of any Permitted Refinancing of purchase money Indebtedness, no more restrictive than that in the relevant refinanced agreement).

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual contractual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that this Section shall not apply to (x) encumbrances or restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) encumbrances or restrictions in agreements governing any purchase money Liens (or any Permitted Refinancing in respect thereof) or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and in the case of any Permitted Refinancing of purchase money Indebtedness, no more restrictive than that in the relevant refinanced agreement).

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related thereto.

7.16 Limitation on Amendments to Acquisition Documentation. Amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

7.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7, or in Section 5 of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount; or

(f)(i) the Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 consecutive days; or (iii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Significant Subsidiaries shall take any material action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed under Title IV of ERISA, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (not paid or covered by insurance) equal to or greater than the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the release thereof pursuant to Section 10.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the release thereof pursuant to Section 10.15), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. As among the Agents and the Lenders, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. As among the Agents and the Lenders, each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. If the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The provisions of this Section 9 shall inure to any resigned Administrative Agent’s benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.15.

9.11 Other Agents. Neither the Documentation Agent, the Joint Bookrunners, the Lead Arrangers and the Syndication Agent in their respective capacities as such, shall have any duties or responsibilities, nor shall any such Person incur any liability, under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary

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Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, in each case without the consent of all the Lenders;

(iii) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.2 (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all of the Lenders under such Facility;

(v) amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(vi) amend, modify or waive any provision of Section 2.18 without the consent of each Lender directly affected thereby;

(vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the consent of the Swing Line Lender;

(viii) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby; or

(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or electronic transmission (e.g. .PDF or .TIF email file) shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

The Borrower shall be permitted to replace any Lender (a) that requests reimbursement owing pursuant to Section 2.19 or 2.20 or (b) in connection with any proposed amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in this Section 10.1 where such amendment, modification, supplement or waiver requires the consent of either (i) all or all affected Lenders, and the consent of the holders of more than 66 2/3% of the aggregate amount of the Term Loans and the then outstanding Total Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding) is obtained or (ii) all affected Lenders under any Facility, and the consent of the holders of more than 66 2/3% of the aggregate amount of Loans or Commitments, as applicable, under the relevant Facility is obtained, and such Lender fails to consent to such proposed action; provided that (A) such replacement or removal does not conflict with any Requirement of Law, (B) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period or maturity date relating thereto, (C) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and shall have consented to the proposed amendment, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (E) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. The Borrower shall replace any such non-consenting Lender within 120 days of such Lender’s failure to consent to the proposed action.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders and the other Agents, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:

Verint Systems Inc.

330 South Service Road

Melville, New York 11747

Attention: Chief Financial Officer and General

Counsel

Telecopy: 631-962-9623

Telephone: 631-962-9846 (Chief Financial

Officer); 631-962-9462 (General Counsel)

With a copy to:	Jones Day 222 E. 41st Street New York, New York 10017 Attention: Charles N. Bensinger III Telecopy: 212-755-7306 Telephone: 212-326-3797

The Administrative Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Michael Masters Telecopy: 646-834-4997 Telephone: 212-526-3871

With a copy to:

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

; provided that any notice, request or demand to or upon the any Agent, any Issuing Lender or any Lender shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agents; provided that such payment or reimbursement obligation shall be limited to a single law firm in any jurisdiction (absent an actual conflict of interest), (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds thereof (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable promptly after written demand upon the Borrower therefor together with a reasonably detailed invoice. Statements payable by the Borrower pursuant to this Section shall be submitted to Chief Financial Officer (Telephone No.631-962-9846) (Fax No. 631-962-9623), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders, all affected Lenders, or all affected Lenders under a particular Facility pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which shall not be unreasonably withheld, delayed or conditioned), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons)

and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20 and 10.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon, if requested by the Assignee, one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable in connection with an assignment by or to the Administrative Agent or any of its affiliates), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. The Borrower, at its own expense, promptly upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld, delayed or conditioned. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), after the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. by .PDF or .TIF file) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Lenders.

10.14 Confidentiality. Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.15 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge

Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement, contingent indemnity obligations not then due and payable and contingent reimbursement obligations in respect of outstanding Letters of Credit) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or all outstanding Letters of Credit have been cash collateralized, or in respect of which back-stop letters of credit have been provided, in each case in an amount equal to 103% of the aggregate outstanding face amount thereof and pursuant to arrangements otherwise reasonably satisfactory to the Administrative Agent and the Issuing Lender), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16 Accounting Changes. If any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each

Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

VERINT SYSTEMS INC.

By:	/s/ Peter Fante
Name: Peter Fante
Title: General Counsel

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/ William J. Hughes
Name: William J. Hughes Title: Managing Director

LEHMAN BROTHERS INC., as a Co-Lead Arranger and Joint Bookrunner

By:	/s/ William J. Hughes
Name: William J. Hughes Title: Managing Director

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ George Janes
Name: George Janes Title: Chief Credit Officer

DEUTSCHE BANK SECURITIES INC., as Syndication Agent, and as a Co-Lead Arranger and Joint Bookrunner

By:	/s/ Catherine Madigan
Name: Catherine Madigan Title: Managing Director

By:	/s/ Martha Klessan
Name: Martha Klessan Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Patrick W. Dowling
Name: Patrick W. Dowling Title: Director

By:	/s/ Calli S. Hayes
Name: Calli S. Hayes Title: Managing Director

CREDIT SUISSE SECURITIES (USA) LLC, as a Joint Bookrunner

By:	/s/ Lauri Sivaslian
Name: Lauri Sivaslian Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Documentation Agent, and as a Lender

By:	/s/ Alain Dacust
Name: Alain Dacust Title: Director

By:	/s/ Denise L. Alvarez
Name: Denise L. Alvarez Title: Associate